Exhibit 10.1

Execution Version

COMMON STOCK SUBSCRIPTION AGREEMENT

by and among

GOODRICH PETROLEUM CORPORATION

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

i

ii

Schedule A — List of Purchasers and Commitment Amounts

Schedule B — Notice and Contact Information

Schedule C — Subsidiary

iii

COMMON STOCK SUBSCRIPTION AGREEMENT

This COMMON STOCK SUBSCRIPTION AGREEMENT, dated as of December 19, 2016 (this “Agreement”), is by and among GOODRICH PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and each of the purchasers listed on Schedule A hereof (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase from the Company, certain shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) in accordance with the provisions of this Agreement; and

WHEREAS, the Company and the Purchasers will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company will provide the Purchasers with certain registration rights with respect to the Common Shares acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Share Price” means $11.00.

“Common Shares” has the meaning specified in the recitals.

“Common Stock” has the meaning specified in Section 3.2.

“Company” has the meaning set forth in the introductory paragraph.

“Company Financial Statements” has the meaning specified in Section 3.9.

“Company Restricted Stock” means shares of the Company’s Common Stock subject to vesting and granted pursuant to the Company Stock Plan.

“Company SEC Documents” has the meaning specified in Section 3.8.

“Company Stock Plan” means the Company’s Management Incentive Plan.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Company or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” has the meaning specified in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” has the meaning specified in Section 3.9.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, the Subsidiary or any of their respective Properties.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Indemnified Party” has the meaning specified in Section 6.2.

“Indemnifying Party” has the meaning specified in Section 6.2.

“Indenture” means the indenture, dated as of October 12, 2016, by and among the Company, the Subsidiary and Wilmington Trust, National Association, as Trustee and Collateral Agent.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Losses” has the meaning specified in Section 6.1.

“Material Adverse Effect” has the meaning specified in Section 3.1.

“Mortgaged Property” means any Property owned by the Company or the Subsidiary, which is subject to the Liens existing and to exist under the terms of the Security Documents (as defined in the Indenture).

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Operative Documents” means, collectively, this Agreement and the Registration Rights Agreement, and any amendments, supplements, continuations or modifications thereto.

“OTC” means the OTC Markets Group Inc.

“Outside Date” has the meaning specified in Section 7.10(b).

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Placement Agent Engagement Letter” means that certain Placement Agent Engagement Letter, dated as of October 28, 2016, between the Company and the Placement Agent.

“Placement Agent” means Johnson Rice & Company L.L.C.

“Preferred Stock” has the meaning specified in Section 3.2.

“Press Release” has the meaning specified in Section 5.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proved Oil and Gas Properties” means Oil and Gas Properties containing Proved Reserves.

“Proved Reserves” means reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”; (b) “Developed Non-Producing Reserves”; or (c) “Undeveloped Reserves”.

“Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto.

“Purchased Shares” means, with respect to a particular Purchaser, the number of Common Shares equal to the aggregate Purchase Price set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto divided by the Common Share Price.

“Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” of any Person means the Affiliates of such Person and the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, investment advisers and other representatives of such Person and its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” has the meaning specified in Section 3.1.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.1    Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, its respective Purchased Shares, and each Purchaser agrees, severally and not jointly, to pay the Company the Common Share Price for each Purchased Share.

Section 2.2    Closing. Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 at 9:00 a.m. (Central Time) on December 22, 2016 or at such other time as the Company and Purchasers representing a majority of the aggregate Purchase Prices determine (the date of such closing, the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles or photocopies of the Operative Documents and the closing deliverables contemplated hereby and thereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

Section 2.3    Mutual Conditions. The obligation of each of the Company and the Purchasers to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by either the Company or the Purchasers on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)    no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(ii)    there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 2.4    Each Purchaser’s Conditions. The obligation of each Purchaser to consummate the purchase of its Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Shares, in whole or in part, to the extent permitted by applicable Law):

(a)    the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(b)    (i) the representations and warranties of the Company (A) set forth in Sections 3.1, 3.2 and 3.5 and (B) contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date and (ii) all other representations and warranties of the Company shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(c)    the Company shall have delivered, or caused to be delivered, to such Purchaser at the Closing, the Company’s closing deliveries described in Section 2.6.

Section 2.5    Company’s Conditions. The obligation of the Company to consummate the issuance and sale of the Purchased Shares to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to such Purchaser (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a)    the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser shall be true and correct in all material respects as of the Closing Date (except that representations of such Purchaser made as of a specific date shall be required to be true and correct as of such date only);

(b)    such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date; and

(c)    such Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing such Purchaser’s closing deliveries described in Section 2.7.

Section 2.6    Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company will deliver (or cause to be delivered) the following:

(a)    at the option of each Purchaser (which such option is exercisable by notice to the Company at least two (2) days prior to the Closing Date), evidence of the Purchased Shares credited to book-entry accounts maintained by the Company’s transfer agent, bearing the legend or restrictive notation set forth in Section 4.11, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities Laws;

(b)    a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that the Company is in good standing;

(c)    a cross receipt executed by the Company and delivered to such Purchaser certifying that it has received the Purchase Price from such Purchaser as of the Closing Date;

(d)    the Registration Rights Agreement with respect to the Purchased Shares, which shall have been duly executed by the Company;

(e)    an opinion addressed to the Purchasers from Vinson & Elkins L.L.P., legal counsel to the Company, dated as of the Closing, in the form and substance attached hereto as Exhibit A; and

(f)    a certificate of the Secretary or Assistant Secretary of the Company, certifying as to (1) the Certificate of Incorporation of the Company and the Bylaws of the Company, (2) board resolutions authorizing the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Shares and (3) the incumbency of the officers authorized to execute the Operative Documents, setting forth the name and title and bearing the signatures of such officers.

Section 2.7    Purchaser Deliveries. Upon the terms and subject to the conditions of this Agreement, each Purchaser is delivering (or causing to be delivered) the following:

(a)    the Purchase Price payable by such Purchaser in accordance with Schedule A, by wire transfer of immediately available funds;

(b)    a Form W-9 executed by such Purchaser;

(c)    the Registration Rights Agreement with respect to the Purchased Shares, which shall have been duly executed by such Purchaser; and

(d)    a cross-receipt executed by such Purchaser and delivered to the Company certifying that such Purchaser has received the Purchased Shares from the Company on the Closing Date.

Section 2.8    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Operative Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Operative Document. Nothing contained herein or in any other Operative Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Operative Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Operative Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Subsidiary represents and warrants to each Purchaser as follows:

Section 3.1    Existence. The Company has been duly incorporated, is validly existing and in good standing as a corporation under the Laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership or lease of Property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), results of operations, Properties or business of the Company or the transactions contemplated by this Agreement or (ii) the Company’s ability to, in a timely manner, perform its obligations under the Operative Documents or consummate the Offering (a “Material Adverse Effect”). The Company has all power and authority necessary to own or hold its Properties and to conduct the businesses in which it is engaged as described in the Company SEC Documents. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiary listed on Schedule C hereto (the “Subsidiary”).

Section 3.2    Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”), and (ii) 75,000,000 shares of common stock, par value $0.01 per share (“Common Stock”). As of the close of business on December 16, 2016 and for purposes of Section 16 of the Exchange Act, there were (i) 6,836,099 shares of Common Stock outstanding, including 544,839 shares of Company Restricted Stock, (ii) no shares of Preferred Stock outstanding, (iii) 2,499,999 shares reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.01 per share, (iv) 1,250,000 shares reserved for issuance upon the exercise of warrants at an equity strike price of $230 million, and (v) 1,875,000 shares reserved for issuance upon the conversion of the Company’s 13.50% Convertible Second Lien Senior Secured Notes due 2019. Except as set forth in this Section 3.2 and other than any phantom shares granted or to be granted under the Company’s Long Term Incentive Plan, there are no outstanding: (i) options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (“Equity Interests”); (ii) securities of the Company convertible into or exchangeable or exercisable for Equity Interests, voting debt or other voting securities of the Company; and (iii) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any voting debt or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.3    Subsidiary. The Subsidiary has been duly formed and is existing and in good standing under the Laws of the jurisdiction of its formation with power and authority to own its Properties and conduct its business as described in the Company SEC Documents; and the Subsidiary is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions listed on Schedule C hereto in which its ownership or lease of Property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding limited liability company interests of the Subsidiary have been duly authorized and validly issued; and the limited liability company interests of the Subsidiary owned by the Company are owned free from Liens, except for Liens pursuant to credit agreements, indentures and related security agreements disclosed or referred to in the Company SEC Documents, or as otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4    No Conflict. The execution, delivery and performance of the Operative Documents and the issuance and sale of the Purchased Shares will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any Lien upon any Property of the Company or the Subsidiary, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of the Property of the Company or the Subsidiary is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company or the Subsidiary, or (iii) result in any violation of any Law, except, with respect to clauses (i) and (iii), conflicts, breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5    Authority. Each of the Operative Documents has been or will be validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Purchaser or its Affiliate, as applicable (if either such Purchaser or its Affiliate is a party thereto), constitutes, or will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability and (B) public policy, applicable Law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)    The Purchased Shares have been duly authorized and, when the Purchased Shares have been delivered and paid for in accordance with this Agreement on the Closing Date, such Purchased Shares will be validly issued, fully paid and nonassessable and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

Section 3.6    Approvals. No consent, approval, authorization or order of, or filing, registration or qualification with any Governmental Authority is required for the consummation of the transactions contemplated by this Agreement, except for (i) such as have been, or prior to the Closing Date, will be, obtained or made, (ii) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of Purchased Shares, each of which has been obtained and is in full force and effect and (iii) for such consents that, if not obtained, have not or would not, in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.7    Compliance with Laws. Neither the Company nor the Subsidiary is or since October 12, 2016 has been (i) in violation of its charter or by-laws (or similar organizational documents), (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its Property is subject or (iii) in violation of any statute or any order, rule or regulation of any Governmental Authority, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8    Periodic Reports. All forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act since January 1, 2016 (all such documents, including the exhibits thereto, prior to the date hereof, collectively the “Company SEC Documents”) have been filed with the Commission. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) with respect to the Company Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (e) with respect to the Company Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated.

Section 3.9    Internal Accounting Controls. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the most recent balance sheet of the Company and the Subsidiary reviewed or audited by Ernst & Young LLP, (i) the Company has not been advised of or become aware of (A) any material weakness in the design or operation of internal controls that could adversely affect the ability of the Company or the Subsidiary to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and the Subsidiary; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.10    Litigation. Except as described or disclosed in the Company SEC Documents, there are no legal or governmental proceedings pending to which the Company or the Subsidiary is a party or of which any Property of the Company or the Subsidiary is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no such proceedings are threatened or contemplated by any Governmental Authority or others.

Section 3.11    No Material Adverse Effect. Since September 30, 2016, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.12    Certain Fees. Other than as described in the Placement Agent Engagement Letter, no fees or commissions are or will be payable by the Company to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement. The Company agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Company in connection with the sale of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 3.13    No Side Agreements. There are no agreements by, among or between the Company or any of its Affiliates, on the one hand, and any Purchaser or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents nor promises or inducements for future transactions between or among any of such parties.

Section 3.14    No General Solicitation; No Advertising. The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 3.15    No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.16    No Integration. Neither the Company nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Shares in a manner that would require registration under the Securities Act.

Section 3.17    Investment Company Status. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) the Company and the Subsidiary and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws, (b) the Company and the Subsidiary have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Company nor the Subsidiary have received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied, (c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Company’s knowledge, threatened against the Company or the Subsidiary or any of their respective Properties or as a result of any operations at such Properties, (d) none of the Properties of the Company or the Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv)

hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law, (e) there has been no Release or, to the Company’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Company’s or the Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Company, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property, (f) neither the Company nor the Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real Properties offsite the Company’s or the Subsidiary’s Properties and, to the Company’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice and (g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Company’s or the Subsidiary’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

Section 3.19    Properties; Titles, Etc. (a) The Company and the Subsidiary have good and defensible title to the Proved Oil and Gas Properties evaluated in the most recently prepared reserve report and good title to all their personal Properties, in each case, free and clear of all Liens except Liens permitted by the Indenture. On the date hereof all of the Proved Oil and Gas Properties of the Company and the Subsidiary are Mortgaged Properties. After giving full effect to any Permitted Liens (as defined in the Indenture), the Company and the Subsidiary own the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently prepared reserve report, and the ownership of such Properties shall not in any material respect obligate the Company or any Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently prepared reserve report that is not offset by a corresponding proportionate increase in the Company’s or such Subsidiary’s net revenue interest in such Property, (b) all material leases and agreements necessary for the conduct of the business of the Company and the Subsidiary are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) the rights and Properties presently owned, leased or licensed by the Company and the Subsidiary including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Company and the Subsidiary to conduct their businesses in all material respects in the same manner as its business has been conducted prior to the date hereof, (d) all of the Properties of the Company and the Subsidiary which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, (e) the Company and the Subsidiary own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their businesses, and the use thereof by the Company or such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and the Subsidiary either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbon Interests, with such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.20    Maintenance of Properties. Except for such acts or failures to act as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties of the Company and the Subsidiary have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Company and the Subsidiary. Specifically in connection with the foregoing, except for those as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Company or the Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Company or the Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company or the Subsidiary that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company or the Subsidiary, in a manner consistent with the Company’s or the Subsidiary’s past practices (other than those the failure of which to maintain in accordance with this Section 3.20, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

Section 4.1    Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own, lease, use and operate its Properties and to conduct its business as currently conducted.

Section 4.2    Authorization, Enforceability. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under the Operative Documents and to consummate the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of the Operative Documents has been duly authorized by all necessary action on the part of such Purchaser; and the Operative Documents constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.3    No Breach. The execution, delivery and performance of the Operative Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the Property of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any Governmental Authority, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Operative Documents.

Section 4.4    Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.5    No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents nor promises or inducements for future transactions between or among any of such parties.

Section 4.6    Investment. The Purchased Shares are being acquired for such Purchaser’s own account, the account of its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Shares, the Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities Law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.7    Nature of Purchaser.

(a)    Such Purchaser represents and warrants to the Company that, (i) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

(b)    Such Purchaser or its Representatives have been furnished with materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Purchased Shares that have been requested by such Purchaser. Such Purchaser or its Representatives has been afforded the opportunity to ask questions of the Company or its Representatives. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser or its Representatives shall modify, amend or affect such Purchaser’s right (i) to rely on the Company’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. Such Purchaser understands and acknowledges that its purchase of the Purchased Shares involves a high degree of risk and uncertainty. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Purchased Shares.

Section 4.8    Restricted Securities. Such Purchaser understands that the Purchased Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.9    Reliance Upon such Purchaser’s Representations and Warranties. Such Purchaser understands and acknowledges that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Purchased Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act and (ii) determining the applicability of such exemptions and the suitability of such Purchaser to purchase the Purchased Shares.

Section 4.10    Short Selling. Such Purchaser has not engaged in any Short Sales involving Common Shares owned by it between the time it first began discussions with the Company about the transaction contemplated by this Agreement and the date of execution of this Agreement.

Section 4.11    Legend; Restrictive Notation. Such Purchaser understands that the certificates evidencing the Purchased Shares or the book-entry account maintained by the transfer agent evidencing ownership of the Purchased Shares, as applicable, will bear the following legend or restrictive notation:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

Section 4.12    Ownership of Securities. Such Purchaser and its Affiliates do not, as of the date hereof, own five percent or more of the Company’s issued and outstanding capital stock.

Section 4.13    Company Information. Such Purchaser acknowledges and agrees that the Company has provided or made available to such Purchaser (through EDGAR, the Company’s website or otherwise) all Company SEC Documents, as well as all press releases or investor presentations issued by the Company through the date of this Agreement that are included in a filing by the Company on Form 8-K or clearly posted on the Company’s website.

ARTICLE V

COVENANTS

Section 5.1    Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions between the Company and the Purchasers contemplated by this Agreement related specifically to the acquisition of the Purchased Shares. Without limiting the foregoing, each of the Company and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by the Operative Documents.

Section 5.2    Non-Public Information. On or before 9:30 a.m., New York local time, on the business day immediately following the date hereof, the Company shall issue a press release (the “Press Release”) announcing the entry into this Agreement and describing the terms of the transactions contemplated by the Operative Documents and any other material, nonpublic information that the Company may have provided any Purchaser at any time prior to the issuance of the Press Release. Following the issuance of the Press Release, the Purchasers will no longer be in possession of any material, nonpublic information. On or before the fourth business day following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Operative Documents, and including as an exhibit to such Current Report on Form 8-K the Operative Documents, in the form required by the Exchange Act.

Section 5.3    Use of Proceeds. The Company shall use the net proceeds from this Offering to fund a portion of the Company’s 2017 Haynesville Shale development drilling program and for general corporate purposes including working capital.

ARTICLE VI

INDEMNIFICATION

Section 6.1    Indemnification by the Company. The Company agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter (collectively, “Losses”) that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.1. For the avoidance of doubt any Losses recovered by a third party against a Purchaser Related Party as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein shall be included in such Indemnified Party’s Losses, regardless of the form of such third party’s Losses and whether components of such awards relate to special, consequential or punitive damages.

Section 6.2    Indemnification Procedure. Promptly after the Company and its respective representatives or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from liability of, and does not include any admission of violation of law, wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Article VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.2    Survival of Provisions. The representations and warranties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date regardless of any investigation made by or on behalf of the Company or any Purchaser. All of the covenants, agreements and obligations contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All indemnification obligations of the Company and the Purchasers pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 7.3    No Waiver; Modifications in Writing.

(a)    Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)    Amendments and Waivers. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Operative Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 7.4    Binding Effect; Assignment.

(a)    Binding Effect. This Agreement shall be binding upon the Company, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)    Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of the Company by delivery of an agreement to be bound and a revised Schedule A. No portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of the Company (which consent shall not be unreasonably withheld by the Company).

Section 7.5    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)    If to any Purchaser:

To the respective address listed on Schedule B hereof

(b)    If to Goodrich Petroleum Corporation:

801 Louisiana, Suite 700

Houston, Texas 77002

Attention: General Counsel

Email: Mike.Killelea@goodrichpetroleum.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin StreetSuite 2500

Houston, TX 77002-6760

Attention: Ramey Layne

Email: rlayne@velaw.com

or to such other address as the Company or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.6    Removal of Legend. In connection with a sale of the Purchased Shares by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and the Company a broker representation letter providing to the transfer agent and the Company any information the Company deems necessary to determine that the sale of the Purchased Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Company and regarding the length of time the Purchased Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s certificates evidencing the Purchased Shares or the book-entry account maintained by the transfer agent, including the legend referred to in Section 4.11, and the Company shall bear all costs associated therewith. After a registration statement under the Securities Act permitting the public resale of the Purchased Shares has become effective or any Purchaser or its permitted assigns have held the Purchased Shares for one year, if the book-entry account of such Purchased Shares still bears the notation of the restrictive legend referred to in Section 4.11, the Company agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.11 from the Purchased Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Purchased Shares have been held.

Section 7.7    Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Operative Documents with respect to the rights granted by the Company or any of its Affiliates or any Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.8    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.9    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.10    Termination.

(a)    Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b)    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time by any Purchaser (with respect to the obligations of such Purchaser) or the Company, upon written notice to the other party, if the Closing shall not have occurred on or before January 15, 2017(the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.10(b) shall not be available to any party whose (i) breach of any provision of this Agreement, (ii) failure to comply with their obligations under this Agreement or (iii) actions not taken in good faith, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date or the failure of a condition in Section 2.3, Section 2.4 or Section 2.5 to be satisfied at such time;

(c)    In the event of the termination of this Agreement as provided in this Section 7.10, (i) this Agreement shall forthwith become null and void and (ii) there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of the Company; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.11    Recapitalization, Exchanges, Etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Common Stock, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Michael J. Killelea
Executive Vice President, General Counsel and Corporate Secretary

Signature Page to

Common Stock Subscription Agreement

ANCHORAGE ILLIQUID OPPORTUNITIES V, L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Jason Cohen
Name: Jason Cohen
Title: Secretary

AIO V AIV 1 HOLDINGS, L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Jason Cohen
Name: Jason Cohen
Title: Secretary

Signature Page to

Common Stock Subscription Agreement

Investor:	SENATOR GLOBAL OPPORTUNITY MASTER FUND LP

By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub
Title: Authorized Person

Signature Page to

Common Stock Subscription Agreement

Investor: DCF PARTNERS, LP

By:	/s/ David Floren
Name: David Floren
Title: Authorized Signatory, DCF Partners, LP

Signature Page to

Common Stock Subscription Agreement

SCHEDULE A – List of Purchasers and Commitment Amounts

Purchaser	Shares of Common Stock	Purchase Price
Anchorage Illiquid Opportunities V, L.P.	659,937	$11.00
AIO V AIV 1 Holdings, L.P.	703,699	$11.00
Senator Global Opportunity Master Fund LP	854,545	$11.00
DCF Partners, LP	54,546	$11.00
Total	2,272,727	$11.00

Schedule A – 1

SCHEDULE B – Notice and Contact Information

Purchaser	Contact Information
Anchorage Illiquid Opportunities V, L.P.	Anchorage Capital Group, L.L.C. 610 Broadway, 6th Floor New York, New York 10012 Facsimile: 212-432-4651 Attention: General Counsel Legal@anchoragecap.com

AIO V AIV 1 Holdings, L.P.	Anchorage Capital Group, L.L.C. 610 Broadway, 6th Floor New York, New York 10012 Facsimile: 212-432-4651 Attention: General Counsel Legal@anchoragecap.com

Senator Global Opportunity Master Fund LP	Senator Global Opportunity Master Fund LP 510 Madison Avenue, 28th Floor New York, NY 10022 Attn: Legal Department egartenlaub@senatorlp.com and rwalsh@senatorlp.com

DCF Partners, LP	DCF Partners, LP 73 Arch Street, 1st Floor Greenwich, CT 06830 Attention: David Floren / Tim Ropiak Phone: 203-622-5850 david@dcfcap.com / tim@dcfcap.com

Schedule B – 1

SCHEDULE C – Subsidiary

Name	Jurisdiction of Organization	Foreign Qualifications
Goodrich Petroleum Company, L.L.C.	Louisiana	Texas, Mississippi

Schedule C – 1

EXHIBIT A

FORM OF OPINION OF VINSON & ELKINS L.L.P.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Common Stock Subscription Agreement (the “Purchase Agreement”). The Company shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for the Company, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:

1.	The Company has been duly incorporated and is validly existing as a corporation, and is in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct the businesses in which it is currently engaged; and is duly qualified to do business as a foreign corporation and is in good standing in the State of Texas.

2.	The Purchased Shares have been duly authorized in accordance with the Company’s Certificate of Incorporation and Bylaws and, when issued and delivered by the Company to the Purchasers upon payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	Assuming the accuracy of the representations and warranties of the Purchasers and the Company contained in the Purchase Agreement, and the representations and warranties of the Placement Agent in the Placement Agent Engagement Letter, the offer, issuance and sale of the Purchased Shares by the Company to the Purchasers solely in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided that such counsel will express no opinion as to any subsequent sale.

Exhibit A